Exhibit 10.8

INTERNET SERVICE AGREEMENT

THIS INTERNET SERVICE AGREEMENT (the “Agreement” or “ISA“) is made and entered into as of the Effective Date set forth and defined below, by and between ELAUWIT CONNECTION, INC. (“Elauwit” and “Hardware Owner” and “Provider”) having its principal office at 1520 Locust Street, Suite 901, Philadelphia, PA 19102 and Property Owner, as set forth and defined below, each referred to herein individually as “Party” and collectively “the Parties.” For good and valuable consideration, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

A. Defined Terms and Fundamental Agreement Provisions

Effective Date of Agreement: (“Effective Date”) Owner of Property: (“Property Owner”)	____/____/_______ _______________________________________ (legal entity)
Property Owner Notice Information: (“Property Owner Notice Information”)

_______________________________________ (legal entity)

Attn: __________________________________

_______________________________________ (street address)

_______________________________________ (city, state ZIP)

Property Owner Invoicing Point of Contact: (Property Owner Invoicing Contact)

_______________________________________ (legal entity)

Attn: __________________________________

_______________________________________ (street address)

_______________________________________ (city, state ZIP)

_______________________________________ (email)

Real Estate Property Name and Address: (“Property”)	_______________________________________ (name) _______________________________________(street address) _______________________________________ (city, state ZIP)
Total Units:	______ Units

Target Service Commencement Date: (“Projected Service Commencement Date”)	____/_____/______
Initial Term of Agreement: (“Initial Term”)	__ months from Projected Service Commencement Date

ISA Services to be Provided: (“ISA Services”) (Note: ISA Services included under this Agreement are designated with an “X”) ISA Services (cont.)

☐ Internet Service

☐ Internet Managed Support – wired and wireless, if available (including common area wireless and Property-wide wireless)

☐ Redundant/Backup Internet Service

☐ Wireless Internet (WiFi) Services

☐ Wired Ethernet Services

☐ Resident Internet Service Speed – 200/200Mbps per account

Other Services to be Provided: (“Other Services”)	☐ __________________________________________ __________________________________________ ☐ __________________________________________ __________________________________________
Monthly per Unit Fee for ISA Services: (“ISA Unit Service Fee”) Monthly Fee for ISA Services: (“ISA Service Fee”)	ISA Unit Service Fee: $ (monthly per unit) Commencing on the Projected Service Commencement Date, Property Owner shall pay Provider the ISA Unit Service Fee multiplied by the Total Unit count.

Monthly Fees for Other Services: (“Other Services Fees”) Property Owner Provided Cabling:	______________________________: $____ per _____ ______________________________: $____ per _____ [To be determined]

B. Remaining Agreement Provisions

1.	Incorporation of Defined Terms and Fundamental Agreement Provisions. The terms defined and otherwise set forth above in Section A of this Agreement are incorporated fully as material terms of the Parties’ agreement set forth herein. Capitalized but undefined terms appearing in this Section B of this Agreement shall have the meaning set forth in Section A, above.

2.	Term. The Initial Term of this Agreement shall be as set forth in Section A above, unless earlier terminated pursuant to the provisions set forth herein. This Agreement shall automatically renew at the end of the Initial Term, and any subsequent renewal term, for an additional term of one year (“Renewal Term”) unless any Party gives the others written notice of termination at least 90 days prior to the end of the Initial or Renewal Term.

3.	Appointment of Elauwit as Customer Education Representative. Property Owner appoints Elauwit as its representative for the purpose of providing customer education and self-help information related to the ISA Services at the Property. Any materials distributed for such purposes will be provided to Property Owner before the materials are released. Property Owner may create and distribute its own materials related to the ISA Services; provided, however, that Property Owner shall first obtain Elauwit’s approval of any such materials.

4.	Elauwit’s Obligations.

4.1 Facilities. Subject to the terms and conditions set forth herein, Elauwit shall consult with Property Owner regarding the design, installation and testing plans of the fiber optic and copper distribution network, network equipment and other facilities within the Property necessary for the provision of the ISA Services to each individual Resident space within the Property (collectively, the “Facilities”).

4.2 ISA Services. Elauwit will provide the ISA Services to Property Owner and Residents of the Property (“Residents”). Upon Property Owner’s request, Elauwit shall reasonably cooperate with Property Owner in terminating for cause any ISA Services being provided to a Resident. Internet speeds will be delivered via a “best efforts” network, meaning that all Residents obtain a maximum variable bit rate and delivery time, depending on the current traffic load. Elauwit and Property Owner shall periodically review bandwidth to determine usage at the Property. The Internet speed noted in Section A, above, is for wired Ethernet services. Wireless speeds will largely depend on a combination of the end user device being utilized, the type of wireless access points deployed, and the bandwidth provided.

4.3 Other Services. Elauwit shall be entitled to market to Residents of the Property such Other Services (if any) as are set forth in Section A, above.

4.4 Ongoing Support and Maintenance Services. Elauwit shall provide to Property Owner the following ongoing support, maintenance, and related services in connection with the Facilities, ISA Services, and Other Services (if any): (1) maintenance and repair of the Facilities, in accordance with the Service Level Objectives set forth in Exhibit B to this Agreement, which maintenance shall include two semi-annual visits to Property; (2) coordination and contracting with third party providers for bandwidth, to the extent set forth in Section A, above; (3) customer services activities, including but not limited to service activations, changes and deletions, bill inquiries, product and service inquiries, and response to service tickets; (4) interaction and training of Property Owner office personnel on the ISA Services and Other Services (if any), basic operation of the Facilities, and location of the Facilities; (5) administration of billing and collection for Other Services (if any) as appropriate; (6) maintain by telephone, internet, and email, continual twenty-four hour hotline availability for service issues, trouble-shooting and response to service tickets; (7) development and administration of management reports as required in this Agreement, or as may reasonably be requested by Property Owner; and (8) provide outage and resolution notification to Property Owner.

4.5 Service Level Objectives. Elauwit’s delivery of the ISA Services and Other Services (if any) under this Agreement shall be governed by and conform to the Service Level Objectives set forth in Exhibit B to this Agreement. These objectives may be added to or modified based on the mutual written consent of the Parties.

4.6 Future Services. Elauwit will reasonably cooperate with Property Owner to bring future advanced services to the Property, taking into account Elauwit’s business plan, the Facilities’ architecture and capabilities, licensing availability, and competitive and commercial feasibility; provided, however, that the provision of any such future services shall be subject to fees in addition to those set forth in this Agreement and shall be the subject of a separate written agreement to be entered into by the Parties.

4.7 Service & Repairs. The Facilities shall be serviced, repaired or replaced by Elauwit to the extent necessary to maintain service to Property Owner. Any part of the Facilities hereunder which is under warranty by the original equipment manufacturer shall be serviced, repaired or replaced by Elauwit to the extent necessary to maintain service to Property Owner. In the event of damage to the Facilities caused by anyone other than Elauwit, or Elauwit’s subcontractors, Property Owner shall be responsible for labor and material costs incurred by Elauwit to restore ISA Services. Elauwit’s labor cost for work performed under this Section 4.7 shall not exceed $125.00 per hour except for work related to the repair of fiber optic cabling. Elauwit’s labor cost for repair of fiber optic cabling shall not exceed $200.00 per hour.

5.	Hardware Owner’s Obligations. Hardware Owner shall provide funding for the purchase of the network hardware (the “Funding”) described in Part 2 of Exhibit A, the “Network Hardware”. In consideration for the provision by Hardware Owner of the Funding, the Network Hardware shall at all times remain the property of Hardware Owner. Upon expiration or termination of this Agreement at the end of the Initial or Renewal Term or otherwise, Hardware Owner shall have the absolute right to enter the Property and repossess the Network Hardware. Property Owner shall provide Hardware Owner reasonable access to the Property for purposes of removing all items of Network Hardware. Property Owner shall also provide Hardware Owner reasonable access to the Property for purposes of inspecting the Network Hardware during the term of this Agreement. Should Elauwit elect to finance the Network Hardware through a 3rd party (“Hardware Financier”), Elauwit shall notify the Property Owner prior to the Projected Service Commencement Date of its decision to use a Hardware Financier, and if used, the Hardware Financier’s legal entity name, address, and contact information for its primary representative. Elauwit may assign its rights as Hardware Owner to Hardware Financier at its sole discretion upon notice to the Property Owner.

6.	Property Owners’ Obligations.

6.1 Right of Access. Property Owner shall provide Elauwit reasonable access to Property for the purpose of marketing of Services, conducting customer satisfaction surveys and performing any and all work as deemed necessary by Elauwit or by its employees, agents, or contractors for the operation of the Facilities. In the event Elauwit dispatches a technician in response to a service ticket and the technician is unable to obtain access to the area(s) necessary to respond to the underlying problem, Elauwit may, in addition to all other charges applicable under this Agreement, charge Property Owner a trip fee of up to $80, provided that the Property staff and/or affected Resident were notified of the scheduled visit in advance.

6.2 IT Equipment Rooms. Property Owner shall ensure that all IT equipment rooms within the Property necessary for the Provider’s performance of this Agreement shall comply with the Telecommunications Standards and Requirements for ISA Communities~~.~~

6.3 ISA Service Fees. The monthly fees charged to Property Owner by Elauwit for the ISA Services provided hereunder are set forth in Section A, above, and are inclusive of federal, state, and local taxes or fees, as may be applicable, for units within the Property either receiving or capable of receiving ISA Services from Elauwit.

The ISA Service Fees set forth in Section A, above, are based upon the Internet bandwidth/circuit costs required to be provided by the Elauwit hereunder and available at the Projected Service Commencement Date, and therefore are due and payable by Property Owner regardless of the number of Residents occupied or available for occupancy at the Projected Service Commencement Date. Notwithstanding the foregoing, the Provider may agree with Property Owner to provide ISA Services to the Property in advance of the Projected Service Commencement Date, in which case the fees for such ISA Services may be invoiced by the Elauwit upon commencement of such ISA Services and payable by Property Owner in accordance with Section B.6.4, below.

6.4 Billing and Collection of ISA Service Fees. Elauwit will invoice Property Owner one month in advance for the ISA Services. The due date for payments shall be thirty (30) days after the invoice date. Any past due ISA Service Fees shall result in a late fee payable to Elauwit equal to the lesser of (a) 1.5% per month, or (b) the maximum rate allowed by law, of any outstanding balance until said balance shall be paid in full.

6.5 Changes to ISA Service Fees. Any exogenous changes to Elauwit’s costs, in effect at the Effective Date, that occur as a result of (a) increases or decreases in government fees or taxes, and/or (b) regulatory fees or assessments from the content provider shall be passed to Property Owner by the Elauwit in the course of monthly invoicing for services.

In addition to the foregoing, upon the first anniversary of the Projected Service Commencement Date, Elauwit may increase the ISA Unit Service Fee up to three percent (3%) once each agreement year during the remaining term of this Agreement.

6.6 Acceptable Use Policy. All Residents must abide by Elauwit’s “Acceptable Use Policy” or other such terms and conditions that shall govern the use of the Services. Failure to abide by these policies may result in the disconnection of violating Services. The “Acceptable Use Policy” is attached hereto as Exhibit C.

6.7 Other Services – Fees and Billing. Elauwit shall offer such Other Services, if any, as are set forth in Section A, above, directly to Residents of the Property, which will be separate from the ISA Services described above. All such Other Services shall be billed directly and separately to Residents by Elauwit and are payable by the respective Residents who subscribe to such services and Property Owner shall have no liability for the payment of any such fees. Elauwit reserves the right to disconnect Other Services to any individual resident that has not paid their Other Services charges.

6.8 Property Owner Provided Cabling. Property Owner shall provide the cabling set forth in Section A, above. Except as otherwise provided herein, Property Owner shall retain Property Ownership of Property Owner provided cabling and shall be responsible for the cost, operation, maintenance, repair, and replacement of same.

7. General.

7.1 Assignment. This Agreement may be assigned or transferred by any Party with written notification to the other Parties.

7.2 Compliance with Laws. The Parties agree to comply with all relevant applicable federal, state, county, and local laws, ordinances, regulations, and codes (including the identification and procurement of required permits, certificates, approvals, and inspections) in their performance under this Agreement.

7.3. Confidential Information. The Parties agree that the pricing included in this Agreement, and such other information as the Parties may agree in writing, shall remain confidential and be treated accordingly between the Parties. No party shall make any press release or other public disclosure or announcement with respect to this Agreement without the prior consent of the other Party and the prior approval of the other Parties, not to be unreasonably withheld, of the content and language of such release or announcement.

7.4. Counterparts. This Agreement may be executed in one or more counterpart or duplicate copies and by facsimile signature, and any signed counterparts, duplicate or facsimile copy shall be the equivalent to a signed original for all purposes.

7.5. Force Majeure. No Party shall be held liable for any reasonable delay or failure in performance of any part of this Agreement because of any cause or circumstances beyond its control such as, but not limited to, acts of God, lightning, explosion, fire, power failure, strikes, terrorism, newly enacted laws or regulations, the failure of upstream suppliers of services, or any other cause arising without its actual fault (collectively, “Force Majeure” conditions). In the event of a Force Majeure condition affecting any Party, the Parties shall cooperate as appropriate to perform their obligations under this Agreement to the extent reasonably practical. Notwithstanding the foregoing, events of Force Majeure shall not excuse any Party from its obligations, if any, to make monetary payments hereunder.

7.6. Governing Law. This Agreement, including questions as to jurisdiction and Property, shall be interpreted and governed by the laws of the State of Delaware, without regard to its conflict of laws principles.

7.7. Indemnification. The Provider shall not be liable to Property Owner for interruption of service for any cause greater than the amount of the then current month’s ISA Service Fee. Each Party agrees to indemnify, defend, and hold harmless the other Parties (including its officers, directors, principals, assigns, successors, affiliates, agents, and employees) from and against any and all liability, loss, damage, claim or expense (including reasonable attorneys’ fees and court costs), incurred by the other Parties in connection with: (a) any claim, demand, or suit for damages, injunction or other relief to the extent it is caused by or results from the negligence, gross negligence or intentional misconduct (including, without limitation, breach or nonperformance of this contract) of the indemnifying Party (including any of its agents, or subcontractors); and (b) any actual or alleged infringement of any third Party’s trade secrets, trademark, copyright, patent or other intellectual Property rights by the indemnifying Party.

In the event that a claim arises under this Section B.7.7, the indemnifying Party agrees to provide the indemnified Party with sufficient notice of any claim, to inform the indemnified Party of any subsequent written communication regarding the claim and to fully cooperate with the indemnified Party in defense of the claim.

7.8. Independent Contractor. Each Party will conduct its business at its own initiative, responsibility, and expense. Individuals employed by each Party are not employees of the other(s), and the employing Party assumes full responsibility for the acts and omissions of its own employees acting in the course and scope of employment. Each Party has and retains the right to exercise full control of and supervision over employment, direction, compensation, and discharge of its employees, including compliance with Social Security withholding, Workers’ Compensation, unemployment, payroll taxes, and all other taxes and regulations governing such matters. The Parties agree and acknowledge that Property Owner’s Property and premises are not the premises or a work location of the Provider.

Nothing herein contained shall constitute a partnership between or joint venture by the Parties hereto or constitute any Party the agent of the others. No Party shall hold itself out contrary to the terms of this Section B.7.8 and no Party shall become liable by any representation, act or omission of the other contrary to the provisions hereof. This Agreement is not for the benefit of any third party and shall not be deemed to give any right or remedy to any such party whether referred to herein or not.

7.9. Insurance. Elauwit and Property Owner agrees to maintain as a minimum, at all times during the Agreement Term, the following insurance coverage and any other additional insurance and/or bonds required by law:

Commercial General Liability insurance with minimum limits of $1,000,000 per occurrence for bodily injury (or death); Property Damage Liability with limits of at least $1,000,000 per occurrence; Personal Injury Liability with limits of at least $1,000,000 per occurrence; and $2,000,000 General Policy aggregate (applicable to Commercial General Liability Policies).

Upon a Party’s request, the other Party agrees to furnish certificates or other acceptable proof of the foregoing insurance. Elauwit and Property Owner warrant that they are self-insured and meet or exceed all equivalent insurance requirements stated herein and those that are required by the laws in the states in which they conduct business.

Elauwit will provide the appropriate proof of insurance to Property Owner with an insurance policy rider or equivalent proof of coverage for the individual Property or project subject to this Agreement.

7.10. Limitation of Liability. Elauwit’s liability, if any, to Residents who are Elauwit’s customers will be governed exclusively in the case of regulated services by Elauwit’s applicable tariffs, price lists, or comparable documents on file with the applicable state regulatory agency, or in the case of non-regulated services by the applicable contract with the Resident.

IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR INCIDENTAL, INDIRECT OR PUNITIVE DAMAGES, WHETHER BY TORT OR CONTRACT.

No Party makes any warranty to another Party except as expressly set forth in this Agreement and any of its exhibits. The express undertakings and warranties, if any, given by the Parties in this Agreement are in lieu of all other warranties, conditions, terms, undertakings and obligations, whether express or implied by statute, common law, custom, trade usage, course of dealing, or in any other way. All of these are excluded to the fullest extent permitted by law.

7.11. Non-Exclusive Access. Property Owner is not restricted by this Agreement from allowing any competitive local exchange carrier (“CLEC”) or other service provider to have access to the Property Owner’s Residents. Residents may select services and the Property Owner shall not, in any manner, inform Property Owner’s Residents that they are restricted to using only Elauwit as their service provider.

7.12. Non-Waiver. No course of dealing or failure of a Party to strictly enforce any term, right or condition hereunder will be construed as a waiver of such term, right or condition.

7.13. Notices. All notices, demands and invoices for payments required or permitted herein shall be in writing and shall be deemed to have been duly given or made (a) when delivered, if by hand, (b) three days after being sent, postage prepaid, if by registered or certified mail, or (c) when delivered, if by a recognized overnight delivery service, in each case directed as follows:

To Elauwit:	ELAUWIT CONNECTION,INC.
Attn: Chief Executive Officer
1520 Locust Street
Suite 901
Philadelphia, PA 19102

To Property Owner:	SEE “PROPERTY OWNER NOTICE INFORMATION” SET
FORTH IN SECTION A, ABOVE

Any Party may designate a change of address, or require that notices be provided to additional persons, upon written notice to and received by the other Parties.

7.14. Publicity/Trademark Licenses. No Party may use any other Party’s name, trademarks, trade names or the name of any affiliate or subsidiary of the other, or use any photographs or likeness of the Property, personnel, or assets of the other in press releases or advertising without such other’s prior written consent. Each Party shall submit to the other(s) for written approval, prior to publication, all press releases that mention or display the name or marks of such other(s) or contain language from which a connection to said name and/or mark may be inferred. No licenses, expressed or implied, under any patents, copyrights, trademarks, service marks, or trade secrets, are granted to any Party by the other Parties unless otherwise agreed to herein.

7.15. Regulatory Approvals. All regulated services shall be provided in accordance with applicable laws, tariffs and regulations, and this Agreement shall at all times be construed to be consistent with those laws, tariffs and regulations. In the event this Agreement or any of the provisions herein, or the operations contemplated, are determined by the Parties or found by a court or government agency having jurisdiction to be inconsistent with or contrary to any such law, tariff or regulation, that law, tariff or regulation shall be deemed to control and, if commercially practicable, this Agreement shall be regarded as modified accordingly, and shall continue in full force and effect as so modified. If such modified Agreement is not commercially practicable in the opinion of any Party in its sole discretion, the Parties agree to meet promptly and discuss any necessary amendments or modifications to this Agreement. If the Parties are unable to agree on necessary amendments or modifications in order to comply with the law, tariff or regulation, then any Party may terminate this Agreement by giving sixty (60) days written notice to the other Parties.

Property Owner acknowledges that the Elauwit could be regulated by the Federal Communications Commission and appropriate state public service commissions. In the event of a change in the laws, rules, regulations or tariffs applicable to the Elauwit’s services under this Agreement, which change results in a conflict with any of the terms, covenants and conditions of this Agreement, such laws, rules, regulations and tariffs shall control, and, if commercially practicable, this Agreement shall be regarded as modified accordingly, and shall continue in full force and effect as so modified. If such modified Agreement is not commercially practicable in the opinion of any Party in its sole discretion, the Parties agree to meet promptly and discuss any necessary amendments or modifications to this Agreement. If the Parties are unable to agree on necessary amendments or modifications in order to comply with the law, tariff or regulation, then any Party may terminate this Agreement by giving sixty (60) days written notice to the other Parties.

7.16. Severability. If any provision of this Agreement is determined to be invalid, such invalidity will not invalidate the entire Agreement, but rather the entire Agreement will be construed as if it did not contain the particular invalid provision(s), and the rights and obligations of the Parties will be construed and enforced accordingly.

7.17. Termination/Default. In the event a Party defaults on any of its obligations under this Agreement, and the default remains uncured for thirty (30) days after the non-defaulting Party gives written notice to the defaulting Party specifying the default, then the non-defaulting Party may terminate this Agreement. However, if the alleged default is not reasonably curable within the thirty (30) day period, the defaulting Party shall have a reasonable period of time to cure the default if it commences the cure within the thirty (30) day period, or such additional time as is reasonable under the circumstances, so long as the defaulting Party has commenced to cure such default within the 30-day period and is diligently pursuing the same to conclusion.

In the event Elauwit shall cease business operations or otherwise default in the delivery of ISA Services, and Elauwit has previously elected to finance network hardware through a Hardware Financier, Hardware Financier shall have the right to assume Elauwit’s rights and obligations under this Agreement upon notice to Owner.

In the event Property Owner shall default in payment of any ISA Service Fees, Elauwit in addition to all other rights and remedies to which it may be entitled, may terminate the ISA Services without further notice to Property Owner.

A default by Property Owner under the Network Construction Agreement entered into between Elauwit and Property Owner shall constitute a default under this ISA Services Agreement.

Any Party may terminate this Agreement immediately upon giving written notice to the other Parties if (i) any other Party becomes insolvent, (ii) any other Party makes an assignment for the benefit of creditors or files a petition for reorganization, or (iii) a petition in bankruptcy is filed by or against any other Party. In this event, the Provider shall cooperate with Property Owner to provide the ISA Services for up to 120 days as may be deemed necessary by Property Owner (the “Transition Period”), and Property Owner shall cooperate with Elauwit during the Transition Period to transfer any agreements for programming and bandwidth for ISA Services to Property Owner. Elauwit shall provide copies of any agreements for programming and bandwidth for ISA Services to Property Owner upon Property Owner’ request. Property Owner shall also reimburse the Provider for any reasonable out-of-pocket costs associated with the Transition Period, not to exceed twenty percent (20%) of the ISA Services Fee for the Transition Period.

Upon the occurrence of any default under any payment obligation of Property Owner pursuant to Section B.6.3 hereof, or in the event of any other uncured event of default, Elauwit shall have all right to immediately suspend the ISA Services and Property Owner acknowledges and agrees that Hardware Owner shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time. Property Owner hereby irrevocably authorizes Hardware Owner to file UCC-1 Financing Statements, or any other document or instrument reasonably necessary or desirable in order to evidence and perfect Hardware Owner’s security interest in the Network Hardware.

Upon the occurrence of any default under any payment obligation of Customer pursuant to Section B.6.3 hereof, or in the event of any other uncured event of default, Hardware Owner may exercise any one or more of the following rights and remedies:

Repossess the Network Hardware.

a.	Hardware Owner shall have full power to repossess, sell at public or private sale, lease, transfer, or otherwise deal with the Network Hardware or proceeds thereof. All expenses relating to the removal and disposition of the Network Hardware, shall be the responsibility of Property Owner. “Network Hardware” shall include (i) all accessions, attachments, accessories, tools, parts, supplies, replacements of and additions to the Network Hardware whether added now or at any time hereafter, and (ii) all proceeds, including insurance proceeds, from the sale, destruction, loss or other disposition of any of the Network Hardware.

b.	Other Rights and Remedies. Hardware Owner shall have all the rights and remedies of a secured creditor under the provisions of the Uniform Commercial Code, as may be amended from time to time.

If Elauwit and/or Hardware Owner commences an action or arbitration proceeding for collection of amounts owed the Provider by Property Owner under this Agreement, Property Owner shall be responsible for all of Provider’s collection costs, including the average ISA Service Fee from the Projected Service Commencement Date to the time of default multiplied by the remaining months of the Initial Term, reasonable attorneys' fees, court costs and disbursements, incurred in enforcing the terms of this Agreement.

7.18. Entire Agreement. The terms and Provisions of this Agreement, including any and all appendices hereto, constitute the entire agreement between Property Owner, on the one hand, and Elauwit and Hardware Owner, on the other hand, concerning the subject matter hereof insofar as it pertains to the Network Hardware and the Facilities. The provisions of this Agreement supersede all prior oral and written quotations, communications, promises, agreements and understandings of the Parties, if any, with respect to the subject matter hereof. Except as otherwise provided herein, this Agreement can be modified only by a written amendment executed by duly authorized representatives of the Parties.

7.19. Signatories. Each Party to this Agreement represents and warrants to the other Party that its signatory is familiar with this Agreement and warrants that each signatory has the legal authority to enter into this Agreement on behalf of the respective Party.

7.20. Dispute Resolution. In the event of a dispute between the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by any Party under this Agreement:

a.	The Parties shall first endeavor to settle the dispute through direct discussions.

b.	If the dispute cannot be settled through direct discussions, the Parties shall endeavor to settle the dispute by mediation, using the Mediation Rules of the American Arbitration Association then in effect. The mediation shall be held in Philadelphia, Pennsylvania. A request for mediation shall be submitted in writing to the other Parties. The request for mediation may be made at the same time as the filing of a demand for arbitration. In that event, mediation shall proceed before the arbitration and the arbitration proceeding shall be stayed pending mediation for a period of sixty (60) days from the date of filing, unless stayed for a longer period by agreement of the Parties or court order. The Parties shall share the mediator’s fee and any filing fees equally

c.	If the dispute cannot be settled by mediation, then the dispute shall be ultimately resolved by arbitration, using the Arbitration Rules of the American Arbitration Association currently in effect. The arbitration shall be held in Philadelphia, Pennsylvania. A demand for arbitration shall be submitted in writing to the other Party to the Agreement and shall be made before the date when institution of legal or equitable proceedings based on such claim would be barred by the applicable statute of limitations. Attorneys’ fees and costs of the arbitration shall be borne by the non-prevailing party to the arbitration.

Notwithstanding any of the foregoing, nothing herein shall prohibit any Party from seeking temporary equitable relief from a court of law for the purpose of preserving the status quo, pending the outcome of the dispute resolution processes set forth above. Each Party hereby submits to the exclusive jurisdiction of the state and federal courts located in Philadelphia, Pennsylvania, whether for the purpose of any action filed to obtain such temporary equitable relief, or for any other purpose.

Unless otherwise agreed to in writing, Elauwit shall continue to perform its obligations under this Agreement during dispute resolution proceedings, on the condition that that Property Owner continues to make payments in accordance with this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date.

ELAUWIT CONNECTION, INC.

By:
Barry Rubens
Chief Executive Officer

[ ]:

By:
__________________________________________(name)
__________________________________________(title)

EXHIBIT A

PART 1 – STATEMENT OF WORK

[insert statement of work and BOM]

Mutually agreed upon statement of work and BOM

PART 2 – NETWORK HARDWARE

EXHIBIT B

SERVICE LEVEL OBJECTIVES

EXHIBIT C

ACCEPTABLE USE POLICY